Exhibit 99.1

QLT ANNOUNCES FIRST PATIENT DOSED IN PHASE IIa PROOF-OF-

CONCEPT TRIAL FOR QLT091001 IN IMPAIRED DARK ADAPTATION

For Immediate Release	December 9, 2013

VANCOUVER, British Columbia (GLOBE NEWSWIRE) — QLT Inc. (Nasdaq:QLTI) (TSX:QLT) (“QLT” or the “Company”) today announced that the first patient has been dosed in the Company’s Phase IIa proof-of-concept trial of QLT091001 in adult subjects with Impaired Dark Adaptation (IDA), a condition that results in decreased ability to recover visual sensitivity in the dark after exposure to bright lights.

The Phase IIa proof-of-concept trial of QLT091001 is a randomized, multi-center, parallel-group, placebo-controlled study in adult subjects with IDA. Subjects (age 60 or older) with IDA, or impaired low luminance low contrast best corrected visual acuity (“LLLC BCVA”) in at least one eye and having no known ophthalmic pathologies to explain their condition other than early age-related macular degeneration (AMD) will be enrolled at sites in the U.S. Subjects will be randomized to receive placebo or one of two different doses (10 or 40 mg/m2) of QLT091001 once per week for three consecutive weeks with one additional dose the day after the third dose. The trial is designed to evaluate the safety profile and effects of QLT091001 on impaired dark adaptation time, glare recovery time and LLLC BCVA.

“We are pleased that dosing of the first patient has occurred on schedule, marking another significant milestone for QLT in the advancement of our synthetic oral retinoid program in multiple indications,” said Mr. Jason M. Aryeh, Chairman of the Board. “This is an important step outside of rare orphan diseases with QLT091001, one which is designed to illustrate its potential in a significantly larger patient population. We are thankful to the clinical team, investigators, and of course, the patients for their participation in this study, and look forward to its outcome.”

About Impaired Dark Adaptation

Impaired Dark Adaptation (IDA) is a condition that results in decreased ability of the eye to recover visual sensitivity in the dark following exposure to bright lights (photobleaching) that gets worse with age. Profoundly impaired dark adaptation is commonly associated with inherited retinal degenerations. More recently, mild to moderate impaired dark adaptation has been associated with AMD and is proportionate to the severity of the disease. IDA (and/or impaired low luminance vision) may occur due to age-related inefficiencies in the retinoid cycle which results in slower regeneration of the light sensing pigment 11-cis-retinal in the eye and increased levels of free unbound opsin that lead to delayed dark adaptation and reduced retinal sensitivity. Ultimately, these factors impair vision in low light or dark environments. The kinetics of the rod function have also been reported to be age-related, with the rod-mediated portion of the dark adaptation function significantly slower in older patients with normal retinal function than in younger adults. This rod-mediated dark adaptation time is further slowed down in patients with early signs of AMD but with good visual acuity.

IDA in this population causes symptomatic difficulties for functioning in dim light, especially after exposure to bright ambient light, and can hamper daily living activities such as driving, mobility, and workplace tasks. Impaired mobility, in the form of falling, is one of the most common problems of old age. IDA is not a disease but a condition that can arise as a result of a number of pathologic or physiologic factors. Improving this condition has the potential to not only improve a subject’s quality of life but also delay the development of degenerative retinal conditions with more severe visual outcomes.

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of inherited retinal diseases.

QLT is based in Vancouver, Canada and the Company is publicly traded on NASDAQ (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.

QLT Inc. Contacts:

Investor & Media Relations

Andrea Rabney or David Pitts

Argot Partners

212-600-1902

andrea@argotpartners.com

david@argotpartners.com

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include, but are not limited to: statements concerning timing and potential outcomes for the IDA Phase IIa proof-of-concept study; and statements which contain language such as: “assuming,” “prospects,” “goal,” “future” “projects,” “potential,” “could,” “believes,” “expects”; “hopes” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the risks, uncertainties and other factors following: the effect that QLT’s announcements and actions will have on the market price of our securities; our development plans, timing and results of the clinical development of our synthetic retinoid program; assumptions related to pre-screening, screening and enrollment of patients, efforts and success, and the associated costs of our synthetic retinoid program; outcomes for our clinical trials may not be favorable or may be less favorable than interim/preliminary results and/or previous trials; varying interpretations of data produced by one or more of our clinical trials; the timing, expense and uncertainty associated with the regulatory approval process for products to advance through development stages; risks and uncertainties associated with the safety and effectiveness of our synthetic retinoid program; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; the Company’s future operating results, which are uncertain and likely to fluctuate; currency fluctuations; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.